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                                   EXHIBIT 99


       FUTURELINK BOARD SETS SEPTEMBER 23 FOR ANNUAL AND SPECIAL MEETING

IRVINE, CALIF., JULY 20, 1999 - FutureLink Distribution Corp. (NASD:OTC:BB:
FLNK) is pleased to announce that its Board of Directors have completed their Quarterly Meeting of Directors and have set September 23, 1999 as the date for an Annual and Special Meeting of Shareholders to be held in Irvine, California. Shareholders of record at the close of trading on August 16, 1999 shall be entitled to notice of this meeting. The main purpose of the meeting shall be to approve the acquisition of Executive LAN Management, Inc., dba Micro Visions.

Another item on the agenda was the acceptance of the resignation of Donald A. Bialik as a director and officer of the company. Mr. Bialik expressed "well considered personal reasons" for his departure and his fellow directors accepted his resignation.

"We wish Don Bialik the best. He played an important role in shaping FutureLink from the time of the SysGold acquisition in August 1998 through the spring of 1999 and we were fortunate to have someone with his IT credentials on our management team," said FutureLink's Executive Chairman, Philip Ladouceur.

ABOUT FUTURELINK

FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., the application outsourcing market is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to minimize hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price. FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.




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